Exhibit 99.1

FLUIDIGM REPORTS STRONG Q1 2013 RESULTS

Revenue Up 33% and Margins Increase 300 Basis Points Compared to Q1 2012

SOUTH SAN FRANCISCO, Calif. – May 1, 2013 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the first quarter ended March 31, 2013.

Total revenue for the first quarter of 2013 was $14.5 million, an increase of 33% from $10.9 million in the first quarter of 2012. Product margin was 70% in the first quarter of 2013, compared to 67% in the first quarter of 2012. Net loss for the first quarter of 2013 was $3.6 million, compared to a net loss of $6.7 million in the first quarter of 2012. Non-GAAP net loss for the first quarter of 2013 was $3.5 million, compared with $4.9 million non-GAAP net loss for the first quarter of 2012 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“Our revenue from single-cell genomics applications nearly doubled year-over-year, primarily due to sales of our C1™ Single-Cell Auto Prep System. In addition, single-cell gene expression motivated about 70% of our BioMark™ HD sales. We continue to see a fundamental shift occurring in the genomics market from studying bulk, heterogeneous cell samples to analyzing individual cells, and Fluidigm is emerging as the leader in this exciting new market,” said Gajus Worthington, Fluidigm President and Chief Executive Officer. “Increased sales to high-throughput production genomics customers in agricultural and clinical laboratory settings also contributed to growth in the quarter,” continued Worthington.

Financial Highlights and Analysis

•	Fluidigm’s instrument installed base expanded to approximately 720 units at the end of Q1 2013.

•	Analytical systems (BioMark, BioMark HD, and EP1™) represented 64% of the installed base and preparatory systems (Access Array™ and C1) represented the remainder.

•	Instrument revenue grew 34% year-on-year in the quarter, driven largely by sales of the C1 Single-Cell Auto Prep System.

•	Consumables revenue grew 31% year-on-year in the quarter, driven by high-throughput production genomics customers.

•

Consumables pull-through was within its historical range of $40,000 – $50,000 per instrument/year for analytical systems, and was slightly above its historical range of $10,000 – $15,000 per instrument/year for preparatory systems.

•	Geographic revenue as a percent of total product revenue in the first quarter of 2013 was as follows: United States – 49%; Europe – 25%; Asia-Pacific – 13%; Japan – 10%; and Other – 3%.

•	Fluidigm ended the first quarter of 2013 with approximately $86.9 million in cash, cash equivalents, and investments.

•	Fluidigm received approximately $3.1 million in cash for its minority equity interest in Verinata Health, Inc. in connection with Verinata’s acquisition by Illumina, Inc.

•	Excluding the proceeds from the sale of the Verinata investment, Fluidigm was cash flow neutral for the first time in any quarterly period in the company’s history.

Business Highlights Since Fluidigm’s Last Earnings Release

•	The Sanger Institute-EBI Single Cell Genomics Centre, which was launched in April 2013, ordered a C1 Single-Cell Auto Prep System and a BioMark HD System to support its single-cell genomics research.

•	Twelve single-cell publications referenced Fluidigm in the quarter, up from six the previous quarter. The total number of single-cell publications referencing Fluidigm is now over 70.

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HLA typing emerged as a high-throughput production genomics application for Fluidigm’s Access Array System. The DKMS Life Science Lab (Deutsche Knochenmarkspenderdatei gemeinnützige Gesellschaft mbH) scaled its HLA typing operations to thousands of samples per week using Fluidigm’s Access Array Systems. Separately, a peer-reviewed publication in Tissue Antigens authored by Roche scientists delineated the value of the Access Array System for high-throughput HLA typing with NGS systems.

•	Fluidigm experienced growing demand for its custom assays business, in particular SNPtype™ assays, driven by production genomics customers.

Financial Outlook

Fluidigm is maintaining its 2013 total revenue growth guidance of 22%-26% over 2012. Historically, Fluidigm’s product revenues have tended to be lowest in the first quarter of the year and highest in the fourth quarter of the year. This trend is expected to continue in 2013. Operating expenses in 2013 are projected to be between $63 million and $66 million. Stock compensation expense is projected to be between $5.5 million and $6.5 million. Capital spending is projected to be between $4 million and $5 million. Total cash flow is expected to be negative for 2013. We expect to break even at the EBITDA level at quarterly revenue of approximately $20 million.

Conference Call Information

Fluidigm will host a conference call today, May 1, 2013 at 5:00 p.m. Eastern Time. The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its first quarter of 2013 financial results conference call for investors at: http://investors.fluidigm.com/events.cfm. The link will not be active until 4:45 p.m. Eastern Time on May 1, 2013. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 53239282. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the first quarter of 2013 and 2012. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other income and expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Investors are encouraged to carefully consider Fluidigm’s results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the growth of the single-cell genomics market and Fluidigm’s leadership position in the market; the launch and impact of new products; current estimates of 2013 total revenue growth, operating expenses, stock compensation expenses, capital spending, and cash flow; EBITDA break even expectations; and trends regarding quarterly product revenues in 2013. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to market acceptance of our products; our ability to successfully launch new products and applications; competition; our sales, marketing, and distribution capabilities; our planned sales, marketing, and research and development activities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for our products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting our business and operating results are contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including integrated fluidic circuits (IFCs), assays, and other reagents. These systems are designed to significantly simplify experimental workflow, increase throughput, and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets four microfluidic systems, including thirteen different commercial IFCs, to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and Ag-Bio companies. Fluidigm products are marketed and sold: “For Research Use Only. Not for use in diagnostic procedures.”

For more information, please visit www.fluidigm.com.

Fluidigm, the Fluidigm logo, C1, BioMark, EP1, Access Array, and SNPtype are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Un Kwon-Casado, CFA

VP, Corporate Development

650-266-6035 (Office)

un.kwon-casado@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Instruments	$7,905	$5,900
Consumables	6,349	4,856

Product revenue	14,254	10,756
License and grant revenue	281	189

Total revenue	14,535	10,945
Costs and expenses:
Cost of product revenue	4,259	3,546
Research and development	4,197	4,279
Selling, general and administrative	11,146	9,403

Total costs and expenses	19,602	17,228

Loss from operations	(5,067)	(6,283)
Gain from sale of investment in Verinata	1,777	—
Interest expense	(10)	(307)
Other expense, net	(213)	(61)

Loss before income taxes	(3,513)	(6,651)
Provision for income taxes	(38)	(39)

Net loss	(3,551)	(6,690)

Net loss per share, basic and diluted	$(0.14)	$(0.33)

Shares used in computing net loss per share, basic and diluted	25,242	20,394

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2013	December 31, 2012 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,815	$58,649
Short-term investments	17,755	21,362
Accounts receivable, net	10,056	12,900
Inventories	7,371	7,169
Prepaid expenses and other current assets	1,560	1,131

Total current assets	98,557	101,211
Long-term investments	7,298	3,666
Property and equipment, net	5,019	4,974
Other non-current assets	2,363	3,881

Total assets	$113,237	$113,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,214	$2,555
Accrued compensation and related benefits	2,246	2,877
Other accrued liabilities	4,149	4,279
Deferred revenue, current portion	1,928	1,886

Total current liabilities	11,537	11,597
Other non-current liabilities	1,576	1,478

Total liabilities	13,113	13,075
Total stockholders’ equity	100,124	100,657

Total liabilities and stockholders’ equity	$113,237	$113,732

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net loss	$(3,551)	$(6,690)
Depreciation and amortization	584	518
Stock-based compensation expense	1,255	935
Gain from sale of investment in Verinata	(1,777)	—
Other non-cash items	—	25
Changes in assets and liabilities, net	2,605	(1,431)

Net cash used in operating activities	(884)	(6,643)

Investing Activities
Purchases of investments	(7,414)	(19,393)
Proceeds from sales and maturities of investments	7,390	24,360
Proceeds from sale of investment in Verinata	3,117	—
Purchases of property and equipment	(698)	(397)

Net cash provided by investing activities	2,395	4,570

Financing Activities
Proceeds from exercise of stock options	1,767	780
Repayment of long-term debt	—	(3,818)

Net cash provided by (used in) financing activities	1,767	(3,038)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(112)	54

Net increase (decrease) in cash and cash equivalents	3,166	(5,057)
Cash and cash equivalents at beginning of period	58,649	13,553

Cash and cash equivalents at end of period	$61,815	$8,496

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (1)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net loss (GAAP)	$(3,551)	$(6,690)
Gain from sale of investment in Verinata	(1,777)	—
Stock-based compensation expense	1,255	935
Depreciation and amortization	584	518
Interest expense	10	307
Loss on disposal of property and equipment	—	25

Net loss (Non-GAAP)	$(3,479)	$(4,905)

Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	25,242	20,394

Net loss per share - basic and diluted (GAAP)	$(0.14)	$(0.33)

Net loss per share - basic and diluted (Non-GAAP)	$(0.14)	$(0.24)

(1)	The Company reports non-GAAP results which exclude gain from sale of investment in Verinata, stock-based compensation expense, depreciation of property and equipment, amortization of license agreement rights, and amortization of debt discount and interest expense related to long-term debt.